EXHIBIT 99.1

TREATY Energy Corporation

August 21, 2015 __:__ AM [PM]

NEW ORLEANS, August 21, 2015 /PRNewswire/ -- TREATY Energy Corporation (TECO), a growth-oriented energy company in the oil and gas industry (sometimes referred to as the "Company"), today filed a Form 8-K announcing its reorganization in Delaware and significant corporate actions since Its May 2015 Board Meeting

Consistent with the commitment of Company’s new management to be fully disclosive, the Board of Directors is pleased to advise our shareholders that the Company has today filed a Form 8-K with regard to a reorganization in Delaware and significant corporate actions since our May 14, 2015 Board Meeting. Such 8-K can be accessed on the EDGAR service of the SEC at www.sec.gov. In that context, all future filings for the Company will be filed as Trimerica Energy Corporation, the Successor to TECO.

Company Chairman Christopher Tesarski reports “The Board is united and stalwart in its desire to provide our faithful and dedicated shareholders a vehicle with which we can move the Company forward towards a new vision of an energy company that is committed to restoring investor confidence and solid return on investment.” Continuing, Mr. Tesarski indicated: “Change is never easy. The last several weeks have been filled with extensive hard work wrought by your Board, your management and our methodical and diligent advisors. WE HAVE TO GET IT RIGHT! We as a Board believe we are well on our way.”

THE BOARD OF DIRECTORS

Contact:

TREATY Energy Corporation (hereafter Trimerica Energy Corporation)

Investor Relations

investors@treatyenergy.com

Tel: 504-524-6987

Company Links

Website: http://www.treatyenergy.com

Facebook: https://www.facebook.com/TreatyEnergyCorp

Twitter: https://twitter.com/TreatyEnergyCo

About TREATY Energy Corporation (hereafter Trimerica Energy Corporation)

TREATY, a developmental stage energy company, is engaged in the acquisition, development and production of oil and natural gas. TREATY acquires and develops oil and gas leases which have "proven but undeveloped reserves" at the time of acquisition. These properties are not strategic to large exploration-oriented oil and gas companies. This strategy allows TREATY to develop and produce oil and natural gas with tremendously decreased risk, cost and time involved in traditional exploration.

Forward-Looking Statements

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks. These risks will be or are detailed in the Company's filings with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K. Actual results may differ materially from such forward-looking statements.